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                                                                  EXHIBIT 21.1



                                PLC SYSTEMS INC.

                          SUBSIDIARIES OF REGISTRANT


1.)  PLC Medical Systems, Inc., a Delaware Corporation

2.)  PLC Sistemas Medicos Internacionais GmbH, a German Corporation

3.)  PLC Medical Systems AG, a Swiss Corporation